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                                                                EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary                                       State of Incorporation

     The following lists the subsidiaries of Allegheny Teledyne Incorporated, excluding those subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute significant subsidiary. The subsidiaries listed are all wholly owned, either directly or indirectly.

Allegheny Ludlum Corporation               Pennsylvania

Teledyne, Inc.                             Delaware

Teledyne Industries, Inc.                  California

Jessop Steel Company                       Pennsylvania

AII Acquisition Corp.                      Delaware

ALC Funding Corporation                    Delaware